Exhibit 99.3
                                                                    ------------

                           STAAR SURGICAL, #566127
                      FDA Warning Letter Conference Call
                        January 7, 2004, 9:00 a.m. PT
                            Moderator: Doug Sherk

Operator Good morning, ladies and gentlemen, and welcome to the STAAR Surgical conference call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, January 7, 2004.

                I would now like to turn the conference over to Mr. Doug Sherk of EVC Group. Please go ahead, sir.

D. Sherk Thank you, operator. And thanks, everyone, for joining us this morning on short notice to discuss with you the FDA warning letter that was posted on their website yesterday. This morning STAAR Surgical, prior to the market open, issued a news release concerning its response to the warning letter received by the FDA. If you haven't received a copy of the news release and would like one, please call our office at 415-896-6820 and we'll get one to you immediately.

                Additionally we have arranged for a tape replay of this call which may be accessed by phone. This replay will take effect approximately one hour after the call's conclusion and remain in effect through next Wednesday night, January 14th, that's one week from today, at 11:59 p.m. Pacific Time. The dial-in number to access the replay is 800-405-2236 or for international callers 303-590-3000. Both need to use the pass code 566127# to access the call.

                In addition, this call is being webcast live with an archive replay also available. To access the webcast go to STAAR's website at www.staar.com.

                Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including the successful correction of issues identified by the FDA in its warning letter, statements about domestic sales, the status of an FDA filing for implantable contact lenses and the company's beliefs about its revenues for the fourth quarter ended December 31, 2003, as well as statements about plans, strategies and objectives of management for future operations.

                We wish to caution you that such statements are just predictions and involve risk and uncertainties. Actual results may differ materially. Factors that may affect actual results are detailed in the company's filings with the SEC including its most recent Filing of Form 10-Q and 10-K. In addition, the factors underlying the company's forecasts are dynamic and subject to change and therefore the forecasts are to be only as of the date they are given. The company does not undertake to update them;


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                however,  they may choose to do so from time to time and if they do so they will disseminate the updates to the investing public.

                Now I'd like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

D. Bailey       Thanks a lot,  Doug, and thanks to  everyone  for  joining us on today's  call.  Joining  me today  is John  Bily,  our CFO.  The purpose of the call, as Doug indicated, is to provide explanation regarding the warning letter the company has received from the FDA and to answer investors' questions on this topic.

                Before we open up for questions, I think it would be helpful for me to provide some clarification with some prepared remarks.

                The warning letter was received by the company on Monday, the 29th of December. Having taken extensive advice, we had an immediate plan in place to respond to the letter with concrete actions within the specified period required by the FDA. We began to plan to disclose the letter, but felt this in isolation could be confusing without the context of our formal reply. This position seemed to be validated when we researched the disclosure of other FDA warning letters by other medical device companies. Yesterday's publication of the letter on the FDA website, which came much earlier than anticipated, caused us to accelerate that communication with today's release and conference call.

                The letter itself resulted from interaction with the FDA following a number of audits that had taken place as part of the ICL expedited approval process. As we have indicated in various communications, these audits have been ongoing and have covered four main areas of activity. The first is our manufacturing facility and in particular our manufacturing of the Collamer raw material from which we make both the ICL and the IOL. Secondly, our overall quality system and the underlying systems that are in place to ensure we are in compliance with appropriate standards. Thirdly, the audits of external ICL clinical sites of which three centers have been visited. And lastly, internal audits of ICL clinical trial and its monitoring.

                In all areas it is my personal belief that the FDA, both the Office of Compliance and the Ophthalmic Division who are
                specifically dealing with the ICL approval have done an outstanding and very thorough job in reviewing and commenting on our system and procedures.

                Much of our organization has been involved in this process, but following the receipt of the warning letter last week, I have taken personal responsibility for overseeing our effort. I will be attending a meeting with the compliance branch of the FDA next Wednesday to express in person how seriously I take the FDA issues and our efforts to correct them.

                The warning letter refers to deficiencies found in the first two areas, the manufacturing of the Collamer raw material and the

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                quality system  specifically  within our Monrovia  facility.  In both areas the FDA noted concerns and documented those concerns to the company in the form of a 483 correspondence. We then responded to those concerns, but in terms of the underlying quality system, in particular as it relates to complaint handling, we were unable to satisfy the FDA concerns with our response, hence the detail in the warning letter.

                We take any input from FDA, or indeed any regulatory body very seriously and would continue to work diligently and in an expedited manner to demonstrate that we have corrected these deficiencies.

                With regard to the deficiency concerning the manufacture of the Collamer material, not the actual lens, but the raw material from which we make the lens, the warning letter clearly states that our formal response and explanation on these items may be adequate, but will be subject to a further audit before we know if the matter is closed. We are confident this will be the case and we'll be providing further rationale and justification to support the original response on this item relating to testing laboratories and GMP compliance.

                On the issue of complaint handling and how the deficiencies noted in this area reflects on the quality system in general, the situation is a little more complex. The first thing to note is that the complaints reviewed and discussed in this letter, diopter shift, cloudy vision, blurred vision, capsular tears, were reported for the company's intraocular lenses, both silicon and Collamer, used after cataract surgery over a three year period and not the use of the ICL which is obviously not yet approved for sale in the U.S.

                At this point we need to make a very clear separation between the complaints referred to in this warning letter and the complaints with the ICL reported during the clinical trial. The two are completely separate.

                With regard to the ICL, the company is absolutely sure that any and all complaints that occurred within the clinical trial have been accurately and completely reported to the FDA and were disclosed in full prior to the October 3rd panel meeting.

                So going back to the IOL complaints reporting, it is clear, based on the FDA audit, we were not dealing with these complaints in a comprehensive enough way nor were we reporting in enough detail to the FDA under the agency's MDR regulations even though much of that detail was in our files. We have already addressed these issues by making modifications to our procedures in order to more fully and more exhaustively report all of the details to the agency within our MDA reporting and at the same time we are carrying out extensive root cause analysis of these failures.

                For those not familiar, root cause analysis is FDA's term for wanting the company to demonstrate that they understand why a group of complaints are occurring. Root cause analysis allows the company and the FDA to determine that if a set of complaints


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                are due to the  product,  the surgery  performed or is something related to a specific patient healing response. We very much look forward to reviewing our progress with the FDA next week.
                The increased reporting is a review task and this is well underway. The root cause analysis is more complex and can result in more quantifiable actions in the marketplace and with our customers.

                Nevertheless, we have committed to respond to the deficiencies noted by the FDA in this area by carrying out root cause analysis and taking whatever actions result from this work. For example, this analysis on our injection systems has already caused us to voluntarily initiate today a limited recall from the market of certain lots of cartridges used to inject both our silicon and Collamer lenses. By minor, we expect to receive back approximately 6,000 cartridges from this action with a value of roughly $15,000.

                Letters have gone out to our customers asking for the return of specific lots. Our root cause analysis indicated that these lots may be associated with a higher complaint rate.

                As an underlying corrective action, we have implemented a tighter release criteria for all cartridges which we believe will result in a lower incidence of failure upon injection. This action in itself has little material financial impact on the company unless we were unable on a go forward basis to meet the higher release criteria for manufacturers' lots of cartridges. We do not expect this to be the case, but if it happens, we will experience intermittent backorder. This may be the case in the early stages of the action, but we do not expect this to be the case on a go forward basis.

                Overall, we do not believe this action will result in a material cost to the company, nor in a loss of confidence with our user base.

                As stated in our press release, we will continue to vigorously respond to the FDA comments in this area by carrying out this kind of root cause analysis in an effort to reduce the complaint rate and we'll take whatever action is required from this work. I've given you one example.

                As a further example, I would anticipate in the coming weeks to be in communication with our Collamer lens users, the fastest growing segment of our IOL business, regarding diopter surprises reported in approximately 30 out of 160,000 implants over the last three years. Although we believe this is a very low rate, we are carrying out root cause analysis to understand these events, but remain confident that this is not related to the lens material, but to capsular bag behavior after surgery. There is a lot of information in the literature with other lenses to support this conclusion.

                Nevertheless, we are committed to complete a full and exhaustive fault free analysis of this situation. Our underlying quality systems have been changed to drive this analysis and this, along

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                with effective  communication of these actions will, we believe, allow us to respond effectively to the FDA concerns expressed in this warning letter.

                We will be summarizing these actions and responding to the FDA in writing within the 15 day deadline and as I said earlier, we'll meet with the Office of Compliance next week in Washington to explain what further actions we will be taking.

                Overall, I am very confident we can move forward quickly and effectively from this situation. It is my current belief that this can be accomplished in a timeframe that will not cause us to delay the ICL approval beyond the six month window from October 3rd that has already been communicated.

                We will be helped by the introduction of our new head of R&D, Dr. Tom Paul, who joined us this week. He comes from within the ophthalmic industry, having worked largely at CIBA Vision, and his appointment will allow dedicated focus by other individuals on the resolution of these compliance issues. Tom's background and experience will assist us immeasurably in our root cause analysis in particular. He has a strong background in cataract IOLs, Phakic implants, along with material science in general and this will allow him to have an immediate impact at STAAR. He adds much needed strength to the R&D team.

                Before opening up for questions, I'd like to provide a brief update on revenue for the quarter. With the holidays of the past two weeks we did not complete our preliminary fourth quarter revenue report until yesterday.

                Revenue for the quarter is expected to be approximately $12.5 million, up from $11.9 million in quarter three and compared to $13.156 million in Q4 prior year when sales were boosted by the sale of two large pieces of capital equipment in Australia.

                I do not have any further details on fourth quarter financial performance this morning. We are currently planning to release fourth quarter and full year results the first week of March. I will, however, make a few comments re trends.

                We're seeing an increase in ICLs for the quarter versus quarter three. Specialty lenses demand is also up, particularly with the Collamer plant in the U.S. We continue to see strong interest among U.S. surgeons for the ICL introduction and continue to plan and build infrastructure for its launch. Our ICL proctors are receiving training this week on the full product range so that they can effectively support our salesforce on other products as they visit surgeons interested in the ICL. We will report more details on the full year at the conference call.

                With all that said, I'd now like to open up to take any questions.

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Operator        Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. If you are using speaker phone equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

                Our first question comes Jason Bedford with Adams, Harkness, Hill. Please go ahead with your question.

J. Bedford      Hi, guys, good morning.

D. Bailey       Good morning, Jason.

J. Bedford      Just a few quick questions.  Related to the MDRs,  Dave, can you give us any indication of how many we're talking about and over what timeframe? I think you referred to three years. Are these unreported MDRs going back to three years and can you give us any further clarity on the nature of the MDRs?

D. Bailey       Yeah,  I did make a couple of comments in the text, but I'll try and elaborate a little bit. It's over a three year period that we've been looking at the complaints and the total number of complaints over that period I can give a little bit of flavor for. For the Collamer IOL, I indicated it's approximately 30 of diopter shift or change in manifest refraction with time out of about 160,000. The absolute rate is not as important as understanding exactly what's happening and as I indicated, we believe that is as a result of capsular movement. So that's 30 out of 160,000 over a three year period.

                In terms of blurred and/or cloudy vision for the past three years, we're talking about 19 reports (one-nine) in total over the three years, mainly isolated incidents with no increase in frequency. In terms of capsular tears, this is where the posterior capsule can be torn during the procedure, it's approximately 600 over the three years out of approximately half a million IOLs. So that gives you a scope there.

                In terms of what we would class as serious injury, for example a vitrectomy, we have approximately 80 incidences reported over the three year period. I think that gives the kind of scope that we're seeing and the scope that we use in the root cause analysis to really understand and then that root cause analysis is driving the kind of action I indicated that we've taken today. And I gave an insight into possible communication on the diopter shift issue going forward so that we're keeping our customers fully informed, Jason.

J. Bedford      Okay, that's helpful. And then just one other quick question and you alluded to it a bit in your prepared comments. In terms of improvement to the IOL franchise, in the past you've talked


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                about cartridge  issues,  improving  that.  What's the timing on that and then are you pretty confident that these changes will lower the rate of MDRs?

D. Bailey       I think it's fair to say we're very  confident  that the  higher release  criteria that we've put in place will result in a lower complication  rate  over  time.  I think  then  it's an  ongoing process to keep  challenging  ourselves  to drive that rate down
                still  further.   So  that  is  a  continuing  process.  We  are
                confident,  or we  wouldn't  have  done it,  that  the  improved
                release  criteria  will  result  in  less  complications   going
                forward. We'll be monitoring that very closely. We'll also be reporting that to the FDA on an ongoing basis in order to demonstrate that the quality system has been changed so that it captures the feedback loop and shows improvement over time.

J. Bedford      Okay, that's great. I'll jump back in queue. Thanks, guys.

Operator Thank you. Our next question comes from Ryan Rauch with Sun Trust Robinson Humphrey. Please go ahead with your question.

R. Rauch Hi, guys. Just three quick questions. One, are you going to have to have any personnel additions besides this new head of R&D to fix some of these or remedy these issues?

D. Bailey       At this stage  probably not. If we do, I believe that it will be as a result, it will be managed within existing budgets; i.e., we'll strengthen certain skill bases in certain areas and we'll reallocate existing budget resource to do that. And, Ryan, just to say, Tom was a planned addition some time ago as part of my overall goal to increase the core competence within STAAR and get R&D delivering more quickly, so his appointment is not in any way a response to this immediate situation we have with the warning letter. That was planned and was already budgeted in the guidance and comments that John and I had made with regards to R&D expenditures going forward.

R. Rauch Okay. And then to the best extent that you can, pardon my ignorance, I still don't ... what exactly happened? Was it an individual that dropped the ball? Was it just an internal compliance situation? You've given us some complication rates that appear to be somewhat in line with the industry ranges, but why did this exactly happen to the best that you can explain that to us?

D. Bailey       I think first off I have to say that I'm extremely  disappointed that we dropped the ball and that our internal inspection processes around the quality system didn't pick it up and that's something that we have to really understand. I think it boils down to having to have a more robust quality system and make modifications to it in this particular area around complaint reporting, and as I indicated, that is well underway and we've already completed a number of actions.

                I think it also boils down to individuals not assuming certain things were happening when they clearly were not to the level

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                that  the FDA  and an  external  auditor  would  require.  We're obviously taking action to address that. I think it's a combination, as the FDA has indicated, of tightening up our procedures which we've done and will continue to do, and secondly human error that people assumed that the level of reporting was correct and it clearly was not.

                As I said in my prepared remarks, I find the comments of the FDA very helpful. I think they've done an excellent job and we'll act on them to improve the organization, Ryan.

R. Rauch Okay. And then finally how are the discussions with the FDA reviewer going with respect to the safety and efficacy of the device? Since there's two different processes going on simultaneously and this one clearly came out yesterday, how's the second process moving forward as far as just the discussions with the FDA with respect specifically to the ICL?

D. Bailey       That's a great question, Ryan,  and it is  important to say that the two are separate. The warning letter is a compliance issue and our other discussions are with the ophthalmic department as a follow up to the panel meeting and to the correspondence we've received from them. Those discussions continue. We had a meeting which occurred I think it was the week of the 15th of December and at that meeting we presented updated four year endothelial results which we committed to panel and started to discuss requirements around labeling.

                I would say that we're pleased with the ongoing collection of the data and the discussions continue. We've had, as I indicated, the sets of audits by the local Los Angeles office also cover the ICL trial and we've had interaction around that. They've raised some issues, but we feel that the issues that they've raised can be dealt with effectively. We discussed those issues at the December 15th meeting and we're going to be formally responding to those in the next few days. We feel very confident that the response will adequately address the issues that were raised and close them off. That whole process continues to go along and I'm very pleased with it, Ryan.

R. Rauch        Okay. Thanks a lot.

Operator Thank you. Our next question comes from Kate Sharadin with Pacific Growth Equities. Please go ahead with your question.

K. Sharadin     Good morning, everybody.

D. Bailey       Good morning, Kate.

K. Sharadin     Dave, can FDA ... would they  respond on both of these items all at once or can they actually respond and then you would be able to communicate to us and everybody on one? Particularly I'm

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                looking at the material validation. If that is adequate would we know about that sooner and then you could go on potentially with let's say approval before the other IOL issues, MDR issues are resolved or is it all at once?

D. Bailey       I believe we have to correct ... the items that are indicated in the letter, in the warning letter, are single items. The concern is that  they  can  indicate  flaws  in the  underlying  quality process and so the  actions  that we take have to do two things.
                One,  they  have  to  address  the  individual  items  that  are indicated  and they also have to  address  potential  underlying failures in the system.  Now I'm actually very confident that we don't have  failures in the  underlying  system in other  areas, although I'm obviously  increasing my vigilance  around that. We will be  addressing  the  specifics  in the  letter.  We will be
                making   changes  in  the  quality  system  and  the  collective
                communication of all those actions and changes will, we hope, result in an increased confidence by the FDA that the quality system is intact and that the compliance issues have been addressed.

                The final sign off on that comes from re-audits and as I indicated, on the GMP compliance around the manufacturing. So in a nutshell it's take the actions, communicate that effectively. When we believe we're ready for audit, request that, have the audits, get those signed off and then move forward. Does that answer your question, Kate?

K. Sharadin     Yeah,  I  understand.  I'm  just  curious,  looking  at this and obviously having to have all of this resolved and a re-audit, etc., before the ICL would be approved, I guess in referring to the letter there is some language I didn't quite understand, no request for certificates to foreign governments. Were there any possibilities of approvals for the Toric, etc., that you thought might have come, but may not be able to happen for you due to this?

D. Bailey       No,  I'm  really  focused  on the  potential  delay  to the U.S.
                approval of the ICL by not getting these compliance issues. So I see that as the issue for us to focus on.

K. Sharadin     I  understood,  but I guess  I'm just  curious  if there was any prior to this happening, any expectations of any outside approvals.

D. Bailey       Well  we've  got some  outside  approvals  in  process.  I don't particularly think they will be delayed by this. I don't think anything was going to come through within this timeframe. That's very subjective, Kate.

K. Sharadin     Okay.  Lastly just to try and better understand the MDRs. Out of the ones, the 30 or so, were there any that were not reported or are these ones that maybe aren't quite thorough enough according to FDA? Were there some that were literally not reported at all?

D. Bailey       I think we've got a combination  of where we had  information in the files and we hadn't communicated all of it or as much as was

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                contained  in the file.  There's  some  situations  where  there wasn't enough information and either because we hadn't gone to get it or because it hadn't been received. It's a combination of issues.

                What I take away from it is that we need to report much more and clearly going forward we will tend on the side of over-reporting rather than any kind of under-reporting.

                I don't think there was a conscious intent to under-report. I just think the system didn't specify exactly what needed to be reported and/or the individuals didn't meet the exact requirement and that's where we've fallen short. Regardless of how it happened, we need to correct that, the system needs to correct it and I'm confident we can do that.

K. Sharadin     Okay, thank you.

D. Bailey       Thanks, Kate.

Operator Thank you. Our next question comes from Joanne Wuensch with Harris Nesbitt. Please go ahead with your question.

J. Wuensch      Thank you.

D. Bailey       Hi, Joanne.

J. Wuensch      Hi. How are you? Just coming back, just sort of timeline here. I mean we recognize that you have 15 days to get a response back to them. They then will turn around and re-audit and/or say we agree with the steps that you have taken. But what gives you the confidence that you'll still be able to get this whole thing done before April 1st?

D. Bailey       Well we've done a lot of work.  We're constantly  reviewing  our quality system and improving it. We've taken a lot of actions and I've pressed very hard to complete those actions. So what gives me the confidence? I feel we'll have a very strong response this week. We have a meeting next week where we'll be explaining the additional actions we're taking. I think on some of the things like the GMP (there's two main items in the warning letter). On the GMP, we've already had an indication that the response may be adequate. We're bolstering that as we speak in terms of a response, so that we may request an earlier rather than later audit there.

                I think what gives me the confidence and, no, I cannot be exactly sure, Joanne, is the amount of effort we're putting in, the amount of actions we've already taken and the actions we've actually got planned. The whole organization has been heavily mobilized to this effort, so that's what gives me the confidence. And then with the addition of Tom Paul who will take over R&D, that allows me to ensure that there's more resource


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                allocated  to this  effort  so one can  hope  that we can  close things off within the window that I've indicated.

                Clearly, it's going to be a lot of hard work. The company overall dealt with an expedited review for the ICL very effectively. I'd indicated on past calls that that had stretched the organization very hard. We're through the bulk of that work. I think we can mobilize to this work and have mobilized very effectively and I'm looking for an aggressive early resolution to these issues. That depends on our ability to get the FDA comfortable. That is somewhat of an unknown quantity, but what is known is the amount of internal resource we're allocating to it and the progress that we've made to date.

J. Wuensch      Is there anything by allocating all of these individuals to this effort that could slip through the cracks, that a quarter from now we're on a conference call and you say because of all of our effort in this we missed something else?

D. Bailey       A great question, Joanne. I don't believe so because most of the resource that we're using is resource that we have that's focused on quality, always focused on the clinical trial and the PMA submission. One can never say never, but I do not anticipate that at this moment in time.

J. Wuensch      Okay  and  then  one  final  question.  Where  are you  with the
                Collamer injector for the IOL?

D. Bailey       This would be the  Collamer  three  piece  injector  where we've given indications of July. That project is active. With the introduction of Tom Paul and some additional resource we'd already put into R&D, I am optimistic we won't slip on that timeline. If there's any risk that's probably the risk, but we'll take some steps to bolster that. So that's on track.

                The root cause analysis will certainly involve some R&D people. We've got additional resource there so I'm hopeful we'll stay on track with that and we'll take some immediate actions just to make sure that doesn't slip.

J. Wuensch      Okay,  good.  And I know I said that was the last one,  but I do have one more. In the FDA letter they talk about in the first paragraph the problems were with the ICL and the manufacturing of it. How did the FDA, it sounds like, become confused that it was the IOL and not the ICL?

D. Bailey       My interpretation of that is as follows. Item 2 which relates to
                GMP compliance in manufacturing is the  manufacturing of the raw material buttons from which we make both the IOL and the ICL. So
                that's  where   there's  an  overlap,   if  you  like,   with  a
                non-approved product because it's the same raw material and they were looking at what they believed was noncompliance in that manufacturing process. So that's were the two got ... that's the

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                only place the two products  come together as it relates to this letter, in the sense that we're talking about GMP compliance in manufacturing. And as the letter goes on to state that our response to that issue may well be satisfactory, we'll know after a subsequent audit.

J. Wuensch      Okay, thanks.

D. Bailey       Thanks, Joanne.

Operator Thank you. Ladies and gentlemen, if there are additional questions at this time, please press the star followed by the one. And as a reminder, if you are using speakerphone equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our next question.

                Our next question comes from John Calcagnini with CIBC World Markets. Please go ahead with your question.

J. Calcagnini   Good morning, David.

D. Bailey       Good morning, John. How you doing?

J. Calcagnini   Good and thanks for being so thorough on some of this. I'm going to ask you to provide a little more background or detail. I wonder if you could talk about, just so I have a ground level understanding, what your process for reporting complaints was in the past and how did this become an issue? I know that there was an inspection, but how did the reporting issue come up? Did they have certain complaints that were sent directly to them from physicians that you didn't have? And were all these complaints from physicians directly or where there any direct from patient type complaints?

D. Bailey       Good  question,  John. I believe that it's solely related to the auditors  then  coming in  looking  at our  complaint  files and seeing that there was  information  in the complaint  files that had  either  not fully  been put into the MDRs or an MDR had not been  generated  from that complaint file because we judged that it wasn't  severe  enough to warrant  that. I am convinced  that none of this came from  reports  directly to them.  I would hope not  certainly  and I'm not aware of that at all. All of it came from their  audits which were planned as part of the ICL process
                and  then  coming  in,  going   through  our   complaint   files
                internally.

                So it was purely as a result of the routine audits that were planned as part of the expedited review, John, nothing more ... I don't know what the word is, but nothing other than that review of our complaint files.

J. Calcagnini   Do  you  usually  get  the  complaints  directly  from ... is it only physician complaints and are they usually emailed or what's the form you usually use or set up?

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D. Bailey       We'll get them by telephone or fax that come in - usual  process for medical device companies that come in through different channels. We'll then contact the hospital and/or the doctor to collect the information in detail and then we'll open up a
                complaint   file.   We'll  make   efforts  to  collect  all  the
                information, then we review all that information in the file and we make decisions as to what then gets reported under the MDR regulation.

                It's clear we collected quite a bit of information, but we didn't report all of that to the FDA. It's clear as I look at this that we have to communicate everything even if we end up over-reporting. As I said earlier, I don't believe that there was any intent to under-report. I think we were just misinterpreting the requirements and therefore not giving as much information as was in the file.

                And as the letter shows, we had lots of information in the complaint files; the issue was that we weren't communicating all of that to the FDA and that's what we need to address. So it looks like our process of collecting the information around the complaint was pretty good. We can always make it better and we will. Where we really let ourselves down was how much of that we communicated to the FDA. We will increase that and we have effective immediately.

J. Calcagnini   Dave,  there's a comment in the  warning  letter  where it says,
                "We've received a response from a redacted name, dated September
                29,  2003  concerning   investigator's   observations  noted  on
                FDA-483." What exactly are they referring to there?

D. Bailey       John, just help me. You're on page 2, right?

J. Calcagnini   Yes,  page 2,  it's  the  paragraph that starts,  "We received a response from ..." and then it's redacted.

D. Bailey       Oh, okay so your question is who was the response?

J. Calcagnini   Well  not  only that, but what does that  relate to? Who was the response from, if not the detail,  what kind of an organization?
                What are they referring to there?

D. Bailey       Okay, it's from STAAR Surgical.

J. Calcagnini   Okay, received response from STAAR. Somebody at STAAR?

D. Bailey       Yeah,  so I'm happy to disclose  that was Helene  Lamielle,  our
                Chief Scientific Officer. That's just a normal ... any 483 response would come from Helene.

J. Calcagnini   Okay and when you say the investigator's  observations,  now who were they referring to there?

D. Bailey       The  investigator  is the  inspector  from the local  office Los
                Angeles,  so that's the  inspector  from the FDA that came in to


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                the company  and spent a lot of time there doing the audit.  The inspector is the FDA auditor from the local office.

J. Calcagnini   Okay, that helps clarify that.

D. Bailey       That's just  straightforward,  John. It's the inspector and then it's Helene's response to the inspector that we compile as a company and then she signs that and sends it off.

J. Calcagnini   Okay, thanks.

D. Bailey       Thanks, John. Any others?

Operator        Yes,  our next  question  comes from Marvin  Sperling  with ING.
                Please go ahead with your question.

M. Sperling     Hi, Dave.

D. Bailey       Hey, Marvin. How are you?

M. Sperling     I'm just looking at some of the numbers that you gave us on some of the MDRs here. To me they look awfully low certainly over a three year period of time. Wouldn't you agree that across the country on any given day, for example on posterior capsular tears there's probably anywhere between 30 or 50 happening per day across the country? I wonder whether or not the FDA may be sending a signal to other companies like Alcon or Allergan or AMO I mean as far as reporting of these incidences in general?

D. Bailey       I don't  know.  I wouldn't  want to comment on that,  Marvin.  I think what I would say is that you need to report and understand all of the  complaints  that come in. The obligation on us is to understand  all of those  complaints and understand the severity of the  complaint.  For example,  we'll get a complaint  where a lens might get stuck in a cartridge  before it ever  touches the patient whereas you might get another  complaint where there was
                a  posterior  capsular  rupture.   And  when  you  ask  all  the
                questions, you find out that occurred during the Phaco before the lens was ever implanted, so it was associated with the lens.

                I think what we need to get better at, and we've done a lot of analysis since this was brought to our attention, is understanding all of the details around a particular complaint by taking all of the information we've gleaned in a complaint file and then making a judgment on severity. And what that has shown us is that if you do not do that, the gross number looks much larger and more alarming. But when you understand and break it down in the way I indicated, then the numbers become what we believe are very normal.

M. Sperling     Right, because I'm looking at things like diopter shift, blurred vision  and  cloudy vision. I mean these are complaints that you

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                can get from a  particular  patient  or doctor on any given day.
                Certainly these are minor complaints.

D. Bailey       I mean if you take the diopter shift, 30 over three years out of
                160,000 is not alarming to us. But we're not complacent about that, we're going through a full fault tree analysis. But as you would know as an ophthalmologist, there are a number of papers out there in the literature that talk about nine cases of posterior refractive change with a single IOL which was actually the AcriSoft and that shift ranged from two to five diopter, but was clearly related to capsular bag behavior after surgery. So we don't believe that's anything out of the ordinary.

                I think though what we need to do is to make sure that our complaint system and our underlying quality system is improved so that we have the confidence of the agency and we address these issues. I don't believe we have particular issues with products once we understand those issues. What I do believe is that, and has been clearly pointed out, we've got room for improvement within our internal systems so that we deliver the right information to therefore form the right conclusions.

                I agree with you on some of these things. The conclusion seems to be that there isn't really a safety issue, but we've got to make sure our systems give us the data to drive to that conclusion.

M. Sperling     Great, thanks a lot.

D. Bailey       Alright. Thanks, Marvin.

Operator Thank you. Our next question comes from John Nicholson with Sand Point Partners. Please go ahead with your question.

J. Nicholson    Thanks a lot.  Thanks for taking this call.  I guess my question has to do with the timing of notifying the investment community about your warning letter. Can you give me a couple of examples.
                You referred to "other medical device companies" and warning letters. What other medical device companies did you use as a model to delay your warning announcement?

D. Bailey       Well, I don't have those in front of me,  John,  but what we did was search ... as I said, we didn't just do this, we took advice as well. We did a search of announcements that had been made and the ones we picked up were always within the context of the response so we took the judgment that that was the appropriate thing to do and we worked on that response very diligently.

J. Nicholson    Even  though  it may be  that  the  response  that  you  have to generate could delay the approval of your next product? That seems to be pretty material to me, material information. That's what I'm asking. Maybe you don't agree. I don't know. I'm just trying to understand this.

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D. Bailey       I believe we did the right  thing and I believe  that  there's a
                difficult   balance   between  making  the  judgments  in  these
                situations. I believe we took all the right advice and I think we were trying in good faith to put the letter in the context of our response so that investors could make an informed judgment in knowing both sides.

J. Nicholson    So your  response  to this  letter is  coming  within 15 days of
                December 22nd, is that correct?

D. Bailey       No,  it's  from date of  receipt,  so it would be from the 29th.
                It's 15 working days, I believe it's working, yes, it is, 15 working days from date of receipt.

Operator        Thank you. Our next question  comes from Fred Toney with Medcap.
                Please go ahead with your question.

F. Toney Most of my questions have been asked. Just a clarification though. The inspection itself which took place back in August/September was related to the ICL product approval coming up. Is that correct?

D. Bailey       Yeah, all of the  inspections  here were driven by the whole ICL expedited approval process. Remember, those inspections don't just cover the ICL. They cover the whole of the complaint system, the whole of the process. It's not just limited to the ICL as you can clearly see.

F. Toney I understand. And so with that inspection being really in conjunction with the ICL application for approval, do you have to clear up each of the items they have noted before they're going to move forward on approval of the ICL?

D. Bailey       We have to clear up each of the items noted and in addition as a
                result  of  cleaning  up  those  individual   items,  give  them
                confidence that there isn't a failure in the underlying quality systems in the company and I'm confident that we can do that. We then need to be reinspected and then we would hopefully sign off that we're in compliance and then that would free the way up for an ICL approval.

F. Toney And then my other question, just following on what John had asked, there was a first warning letter earlier, correct, that you then responded to as well after the inspection?

D. Bailey       No, no, there had not been a warning letter.

F. Toney        So they came back out to the inspection with what, with some...?

D. Bailey       The  normal  process  is an  inspection,  a  letter  noting  any deficiencies. The company then gets time to respond to those points and to comment on those points. And if that doesn't give the satisfaction that they're looking for, that can result in a

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                warning letter of further interaction. In this case, it ended up resulting in a warning letter.

F. Toney So you had some noted items in a letter that you then responded to and the FDA determined those were not adequate responses and then issued you a warning letter. And so the thinking behind the first letter that came with the corrective action, was there a reason not to discuss that with the financial community or the public?

D. Bailey       Our  view  is  that  that's  work in  process  and  once it gets
                elevated  to  a  warning   letter,   then  that's  the  material
                information that needs to be disclosed. The interaction and 483 communication can result in the items being cleared up or can result in a disagreement in which case we're not going to disagree, we're going to accept that and that can result in the warning letter. We took the view that the warning letter becomes the material information and that needed disclosing within the context of our reply.

F. Toney And do you have any idea when a reinspection could occur in order to clarify the underlying methodology questions I guess that they had?

D. Bailey       Yeah,  well we can ask for that any time and obviously we'll ask for it as soon as we're confident we've taken enough actions to result in a positive audit. And then the rate determines that then an inspector is available because obviously they have a lot of priorities so I can't put a time on that. I do believe that we can get in a position to ask for reinspection within a reasonable period of time so as not to compromise that six month window. I can't comment on when an FDA inspector would be available, but hopefully given the circumstances, not too long.

Operator Mr. Bailey, there are no further questions at this time, please continue.

D. Bailey       Great. I would just like to say that since coming to STAAR three years ago this month actually we've changed many things in an effort to ensure that within the bounds of being a small company we have a world class organization. Much has been achieved, but as I say to everyone within the organization at STAAR, the drive for quality and excellence is an ongoing and never ending process. I do not believe, and we've covered some of this in the Q&A, I do not believe the shortfalls we have discussed this morning are representative of fundamental weaknesses in the company's operations, but I have increased our vigilance just to be sure.

                As shareholders, you have an absolute commitment from me to achieving excellence as well as increasing shareholder returns. We will continue to keep you informed on a go forward basis. Thank you very much.

Operator Ladies and gentlemen, this concludes the STAAR Surgical conference call. If you would like to listen to a replay of today's conference, please dial 303-590-3000 or 1-800-405-2236, followed by access number 566127.

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                Once  again  we  thank  you for your  participation  in  today's conference and at this time you may disconnect.

















































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